                                                                    EXHIBIT 2.1


                        AMENDED STOCK PURCHASE AGREEMENT


         THIS AMENDED STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 2nd day of June, 1995 but effective as of March 2, 1995 by and among CROWN CASINO CORPORATION, a Texas corporation ("Crown"), ST. CHARLES GAMING COMPANY, INC., a Louisiana corporation (the "Company") and LOUISIANA RIVERBOAT GAMING PARTNERSHIP, a Louisiana partnership ("LRGP").


                                    RECITALS


         A. Crown currently owns all of the outstanding capital stock of the Company (the "Company Stock") and desires to sell 50% of the Company Stock to LRGP.

         B.      LRGP is willing to purchase 50% of the Company Stock.

         C. The Company's principal business will be the operation of a riverboat casino and related facilities (the "Calcasieu Casino") in Calcasieu Parish, Louisiana.


         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

         Section 1. Purchase and Sale of Stock. Crown shall sell, transfer, assign and deliver and LRGP shall purchase 50% of the Company Stock ("LRGP Stock") on the Closing Date (as hereinafter defined) for the purchase price of $21,000,000. The purchase price shall be payable as follows: on the Closing Date LRGP shall pay Crown the sum of $1,000,000 cash (less the $100,000 deposit previously delivered and any amounts then owing by Crown to the Company) and shall deliver to Crown a $20,000,000 Promissory Note (the "Purchase Money Note") described below. In addition, at Closing, LRGP shall pay one-half of any excess of current assets over Current Liabilities (as defined below) as of the effective date of this Agreement and Crown shall pay to LRGP one-half of any excess of Current Liabilities (as defined below) over current assets as of the effective date of this Agreement. Current Liabilities of St. Charles for purposes of this adjustment provision shall be defined as current liabilities, exclusive of debt and lease obligations stated on Schedule 2. Also, at Closing, Crown, St. Charles and LRGP shall pay such monies as may be required to account for various adjustments and advances pursuant to Sections 6.C and 8.4. LRGP shall advance funds to St. Charles to permit any payments required pursuant to such sections. In
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addition, LRGP shall pay to Crown the Extension Fee, as defined below.

         1.1 Purchase Money Note. The Purchase Money Note shall be executed by LRGP in favor of Crown in the principal sum of $20,000,000, and shall be substantially in the form of Exhibit A-1 hereto; the Purchase Money Note shall be secured by the LRGP Stock pursuant to a Security Agreement-Pledge substantially in the form of Exhibit A-2 hereto.

         1.2 Warrant to Convert Purchase Money Note Into Equity. At the Closing, Casino America, Inc., a Delaware corporation ("CSNO"), shall issue a warrant (the "Warrant") to Crown, pursuant to which at any time prior to the repayment in full of the Purchase Money Note, Crown shall have the right to convert up to 50% of the principal amount outstanding on the Purchase Money Note (but not more than a total conversion of $5,000,000) for common stock of CSNO at a conversion rate of $12 per share. The Warrant shall be substantially in the form of Exhibit B hereto.

         1.3 Delivery of Common Stock. At the Closing, Crown shall deliver certificates for the LRGP Stock in negotiable form, duly endorsed in blank or with separate stock transfer powers attached, free and clear of all liens, encumbrances, claims and other charges thereon of every kind.

         1.4 Shareholders Agreement. At the Closing. Crown and LRGP shall execute a shareholders agreement substantially in the form of Exhibit C hereto.

         1.5 Closing. The consummation (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Phelps Dunbar, 400 Poydras Street, New Orleans, Louisiana on that date which is not more than ten days after all conditions of Closing set forth in Sections 8 and 9 have been satisfied or waived, or at such other time and place as shall be mutually agreed upon by LRGP and Crown, but in no event later than May 31, 1995, (the date of Closing being herein referred to as the "Closing Date"). The parties will use their best efforts to cause the Closing to occur by May 15, 1995. LRGP shall pay to Crown at Closing a fee (the "Extension Fee") equal to $6,300 for each day after May 15, 1995 that the Closing actually occurs. If the Closing has not occurred on or prior to May 31, 1995 any party hereto shall have the right to abandon and not consummate the transactions contemplated herein pursuant to Section 21 hereof.

         Section 2. Management Agreement. On the effective date of this Agreement, the Company and Riverboat Services, Inc., a wholly-owned subsidiary of Casino America, Inc., entered into a management agreement for the operation of the Calcasieu Casino, in the form of Exhibit D hereto.





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         Section 3. Representations and Warranties of Crown. Crown represents and warrants to LRGP as follows:

         3.1 Organization, Good Standing and Authority. Crown is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has the corporate power and authority to perform its business as presently conducted and to own and lease the properties used in connection therewith. Crown is duly qualified to do business and is in good standing in Louisiana, and is duly qualified to do business in all other jurisdictions where the failure to so qualify would have a material adverse impact on the financial condition or operations of Crown. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are within the power of Crown and have been duly authorized by all necessary corporate and other action. This Agreement constitutes the valid obligation of Crown legally binding upon it and enforceable in accordance with its terms.

         3.2 Stock Ownership. Crown is the lawful owner of record and beneficially owns all of the Company Stock, free and clear of any liens, encumbrances, rights, equities, security interests and any other adverse claims whatsoever (except for the security interest created by the Pledge Agreement dated as of May 31, 1994 (the "Nomura Pledge Agreement") executed by Crown in favor of Hibernia National Bank ("Hibernia") as agent for the purchaser of Notes issued by the Company pursuant to the Note Purchase Agreement among the Company, Crown, Hibernia and the Noteholders (as therein defined) (the "Nomura Loan Agreement") (the Nomura Pledge Agreement, the Nomura Loan Agreement and the ancillary instruments executed and defined in connection therewith are herein sometimes called "Nomura Loan Documents"). Crown has full legal power and authority to transfer and deliver the LRGP Stock in accordance with this Agreement, and by delivery of a certificate therefor, and upon receipt of the consents stated in Section 3.4 hereof, Crown will transfer to LRGP good and marketable title to 50% of the Company Stock, free and clear of all liens, encumbrances, equities and claims.

                 Neither Crown nor the Company is a party to, or bound by any written or oral contract or agreement which grants to any person an option or right of first refusal or other right to acquire at any time, or upon the happening of any stated events, any of the Company Stock.

         3.3 No Conflict. Except for the Nomura Loan Documents, neither the execution, delivery or performance of this Agreement by Crown, nor the consummation of the transactions contemplated hereby will (a) violate, conflict with or result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or accelerate the performance required by, or





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result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Crown under, any of the terms, conditions or provisions of its Certificate of Incorporation or By-laws or any note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation which binds it or any of its assets or (b) violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to Crown or any of its assets, except for the consents stated in Section 3.4 hereof.

         3.4 Consents. All consents, approvals or authorizations required to be obtained by Crown or the Company in connection with the transactions contemplated by this Agreement have been obtained, except for consent by Nomura Holding America, Inc.

         3.5 No Claims. Except as stated in Schedule 3.5 hereto, there is no action, suit, proceeding or claim by any person, and no investigation by any governmental agency, pending or threatened against Crown.

         3.6 Disclosure. No representation or warranty by Crown in by this Agreement or in the Schedules attached hereto contains any untrue statement of material facts or omits to state any material facts necessary to make any statement herein not misleading.

         Section 4. Representations and Warranties of Crown and the Company. Crown and the Company represent and warrant to LRGP as follows:

         4.1. Organization, Standing, Qualification and Capitalization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, and has the corporate power and authority to perform its business as presently conducted and to own and lease the properties used in connection therewith. The Company is duly qualified to do business and is in good standing in each jurisdiction where the conduct of its business or the ownership of its property requires such qualification. The Company has no subsidiary or direct or indirect ownership interest in any other firm, partnership, corporation, association or business.

         The authorized capital stock of the Company consists of 100,000 shares of common stock, no par value. The Company has no authority to issue any other series or class of capital stock or security. Of the authorized shares of Common Stock there are only 100,000 fully paid and nonassessable shares validly issued and outstanding, all of which are held of record and owned by Crown and evidenced by certificate No. 3. All of such issued and outstanding shares of Common Stock (a) have been duly authorized, validly issued and fully paid, and are non-assessable, (b) have not been issued in violation of any agreement or document restricting their issuance and (c) are registered as owned by Crown in the





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Company's stock records. Except for the Nomura Loan Documents, neither Crown nor the Company is a party to or bound by any written or oral contract or agreement which grants to any person an option or right of first refusal or other right of any character to acquire at any time, or upon the happening of any stated events, shares of Common Stock of the Company whether or not presently issued or outstanding.

         4.2 Compliance. The business and operations of the Company have been and are being conducted in compliance with all applicable laws, rules and regulations of all authorities, noncompliance with which would have a material adverse effect on its business, results of operations or prospects. The Company is not in violation of any term or provision of its Certificate of Incorporation or By-laws, or any indenture, contract, lease, agreement or instrument by which it is bound or any applicable law, rule or regulation, the violation of which would have a material adverse effect on its business, financial or other condition or its prospects.

         4.3 Financial Statements. The Company has delivered to LRGP copies of the following financial statements, all of which have been prepared in accordance with generally accepted accounting principles (except for the absence of footnotes or as otherwise disclosed therein) applied on a basis consistent with that of the preceding fiscal year.

         (i) Balance sheet of the Company as of June 24, 1993, certified by Fred Bastie & Associates, PC, certified public accountants, and as of April 30, 1994 and January 31, 1995, prepared by the Company, which balance sheets present fairly the financial condition and assets and liabilities of the Company as of their respective dates. The balance sheet of the Company as of January 31, 1995 is attached as Schedule 4.3 hereto and will be hereinafter called the "1995 Balance Sheet".

         (ii) Statements of operations for the Company for the period from inception to June 24, 1993, certified by Fred Bastie & Associates, PC, certified public accountants, and for the period from June 25, 1993 to April 30, 1994 and for the nine months ended January 31, 1995, prepared by the Company, which statements together with any notes to the respective statements of net income present fairly the results of operations of the Company for the said periods.

         (iii) Balance sheet of Crown as of April 30, 1994 and statements of income of Crown for the year then ended, certified by Coopers & Lybrand, L.L.P., certified public accountants, which balance sheet and statement of income present fairly the results of operations of Crown for said period.





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         4.4     Changes in Financial Condition. (a) Since January 31, 1995
there has not been (i) any adverse change in the financial condition or in the operations, businesses or properties of the Company (except for expenses incurred in the ordinary course of business); (ii) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the operations, businesses or properties of the Company; (iii) any declaration, setting aside or payment of any dividend, or any distribution in respect of capital stock of the Company, or any redemption, purchase or other acquisition of any of such shares of the Company; (iv) any increase in the compensation payable or to become payable by the Company to any of its officers, directors or employees; (v) any change in the terms of any bonus, insurance, pension or other benefit plan for or with any officers, directors or employees which increases amounts paid, payable or to become payable thereunder; or (vi) any complaints or other concerns which have been brought to the attention of the Company and which relate to the Company's labor relations.

         (b) Undisclosed Liabilities. There are no liabilities or obligations of the Company either accrued, absolute, contingent or otherwise, including, but not limited to, any tax liabilities due or to become due other than (i) those reflected in the 1995 Balance Sheet, (ii) unpaid expenses incurred since the 1995 Balance Sheet in the ordinary course of business and
(iii) as stated in the Schedules to this Agreement and not heretofore paid or discharged.

         (c) All liabilities owing by the Company to Crown as of February 8, 1995 will be converted into equity. In addition, Crown will pay on behalf of the Company or reimburse the Company for all interest on the debt of the Company to Nomura Holding America, Inc. accrued through February 8, 1995, but paid after the effective date of this Agreement.

         4.5 No Conflict. Neither the execution, delivery or performance of this Agreement by the Company, nor the consummation of the transactions contemplated hereby will (a) violate, conflict with or result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of its Certificate of Incorporation or Bylaws or any note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation which binds it or any of its assets or (b) violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to the Company or any of its assets, except for the approvals and consents stated in Section 3.4 hereto.





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         4.6     Title to And Condition of Properties. (a) The Company has good and marketable title to all its properties and assets reflected in the 1995 Balance Sheet, free and clear of all mortgages, claims, liens, pledges, equitable interests, charges or other encumbrances of any nature whatsoever, except any mortgages, liens, pledges, charges or other encumbrances disclosed in the 1995 Balance Sheet or in Schedule 4.6 hereto, and liens for current taxes not yet due and payable.

         (b) All of the personal property reflected on the 1995 Balance Sheet, together with any personal property acquired thereafter, including without limitation, the Calcasieu Casino riverboat and all of the gaming and other equipment located thereon, are in good condition and working order, ordinary wear and tear excepted. The Calcasieu Casino riverboat is completed and has been paid for in full.

         4.7 Tax Matters. The amounts set up as provisions for taxes on the 1995 Balance Sheet are sufficient for the payment of all foreign, federal, state, county and local taxes, and all employment and payroll related taxes, including any penalties or interest thereon, whether disputed or not, of the Company accrued for or applicable to all periods ended on or prior to January 31, 1995. The Company did not and will not realize any gain or income of any kind with respect to activities subsequent to January 31, 1995 and through the Closing Date except gain and income incurred in the ordinary course of business subsequent to January 31, 1995. The Company has timely made all deposits required by law to be made with respect to employees' withholding taxes. The Company has timely filed all income, foreign, franchise, excise, employment and payroll related, real and personal property, sales and gross receipts tax returns and all other tax returns which were required to be filed by it, and has paid, or has set up adequate reserves for the payment of, all taxes shown on such returns. No agreement for the extension of time for the assessment of any deficiency or adjustment with respect to any tax return filed by the Company has been assessed, and the Company has no knowledge of any assessed tax deficiency proposed or threatened against the Company.

         4.8 Litigation and Labor Matters. Except as stated in Schedule 4.8 hereto, (a) there is no litigation, proceeding, governmental investigation or claim pending or, to the Company's knowledge, threatened, against or related to the Company, or its properties or business; (b) the Company is not in default with respect to any order, writ, injunction or decree of any court or federal, state, municipal or governmental department, commission, board, bureau, agency or instrumentality; and (c) the Company has not committed, and the Company has not received any notice of union election or claim that the Company has committed any unfair labor practice under applicable federal or state law.





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         4.9     Insurance. The Company is insured under various policies of fire, liability and other forms of insurance, as stated in Schedule 4.9 hereto, which policies are valid and enforceable in accordance with their terms and provide adequate insurance for the business of the Company and its assets and properties; all outstanding claims under such policies are described in said
Schedule 4.9. To the Company's knowledge, there is no liability for retrospective insurance premium adjustments for any period prior to the date hereof, except as stated in Schedule 4.9 hereto.

         4.10 Patents, Trademarks and Copyrights. There are no patents, patent applications, registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks, copyrights and copyright applications, owned or filed by the Company or in which the Company has an interest and the nature of such interest. Except for the right to use "Isle of Capri", no other patent, trademark or service mark, copyright or license is necessary to permit the business of the Company to be conducted as now conducted or as heretofore or proposed to be conducted. No person, firm or corporation has any proprietary, financial or other interest in any of such patents, patent applications, registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks, copyrights and copyright applications, and there are no violations by others of any of the rights of the Company thereunder. To the knowledge of Crown and the Company, the Company is not infringing upon any patent trademark or service mark, or copyright or otherwise violating the rights, of any third party, and no proceedings have been instituted or are pending or, to the knowledge of the Company, are threatened, and no claim has been received by the Company, alleging any such violation. The Company is not a party to or bound by any license agreement requiring the payment by the Company of any royalty payment.

         4.11 Contracts and Commitments. Except as stated in Schedule 4.11 hereto, the Company is not a party to any written or oral contract or commitment or any letter of intent, letter of understanding or other similar instrument. Copies of all such instruments have been provided to counsel for LRGP. Except as stated in Schedule 4.11, the Company, and to the Company's knowledge, the other parties to the above contracts have complied with the provisions thereof, such contracts are valid and enforceable, no party is in default thereunder, and no event has occurred which but for the passage of time or the giving of notice would constitute a default thereunder. The Company has terminated its management agreement with Century Casinos, Inc. ("Century") effective March 18, 1995 in consideration of the payment by the Company of $4 million in cash.

         4.12 Defaults. The Company is not in default in the performance, observance or fulfillment of any obligation, covenant





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or condition contained in any debenture or note, or contained in any conditional sale or equipment trust agreement, or loan or other borrowing agreement to which the Company is a party.

         4.13 Restrictions. The Company is not subject to any charter or other corporate restriction or any judgment, order, writ, injunction or decree, which materially and adversely affects the businesses, operations, prospects, properties, assets or condition, financial or otherwise, of the Company.

         4.14 Pension Plans. There are no plans of the Company to which the Employee Retirement Income Security Act ("ERISA") applies, in whole or in part.

         4.15 Employees. Schedule 4.15 hereto sets forth the names, addresses and social security numbers of all employees of the Company, their rates of compensation and all other material terms and conditions of their employment. Except as set forth in Schedule 4.15, all such employees may be terminated immediately without any further or ongoing contractual obligations whatsoever. The Company is not a party to any collective bargaining agreement, and the Company is not aware of any attempts to organize its employees.

         4.16 Compliance with Laws. The Company has complied with and is not in default under, or in violation of, any laws, ordinances, rules, regulations or orders (including, without limitation, any antitrust, environmental, securities, employment, safety, health or trade laws, ordinances, rules, regulations or orders) applicable to the operations, businesses or properties of the Company which materially and adversely affect or, so far as Crown can now foresee, may in the future materially and adversely affect, the business, operations, prospects, properties, assets or condition, financial or otherwise, of the Company.

         4.17 Consents. Except as stated in Section 3.4 hereof, all consents, approvals or authorizations required to be obtained by the Company in connection with the transactions contemplated by this Agreement have been obtained.

         4.18 No Claims. Except as stated in Schedule 4.18 hereto, there is no action, suit, proceeding or claim by any person, and no investigation by any governmental agency, pending or threatened against the Company.

         4.19 Disclosure. No representation or warranty by the Company in this Agreement or in the Schedules hereto contains any untrue statement of material facts or omits to state any material facts necessary to make any statement herein not misleading.

         Section 5. Representations and Warranties of LRGP. LRGP represents and warrants to Crown that:





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         5.1     Organization and Authority. LRGP is a general partnership duly organized and validly existing under the laws of the State of Louisiana, and has full power and authority to own its properties and assets and to carry on its business as presently conducted. The partners of LRGP are, and will be at Closing, Louisiana River Site Development, Inc. and CSNO, Inc. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are within the power of LRGP and have been duly authorized by all necessary corporate and other action. This Agreement constitutes the valid obligation of LRGP legally binding upon it, enforceable in accordance with its terms.

         5.2 Validity of Contemplated Transactions. Except for the provisions of the note in the face amount of $35 million of LRGP to CSNO, Inc., neither the execution, delivery or performance of this Agreement by LRGP, nor the consummation of the transactions contemplated hereby will (a) violate, conflict with or result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of LRGP under, any of the terms, conditions or provisions of its Articles of Partnership or any note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation which binds it or any of its assets or (b) violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to LRGP or any of its assets.

         5.3 Investment Representations. The Company Stock being delivered pursuant to the provisions of this Agreement is being purchased by LRGP for investment for its own account and not with a view to the distribution thereof.

         5.4 Compliance. The business and operations of LRGP have been and are being conducted in compliance with all applicable laws, rules and regulations of all authorities, noncompliance with which would have a material adverse effect on its business, results of operations or prospects. LRGP is not in violation of any term or provision of its Articles of Partnership, or any indenture, contract, lease, agreement or instrument by which it is bound or any applicable law, rule or regulation, the violation of which would have a material adverse effect on its business, financial or other condition or its prospects.

         5.5 Financial Statements. LRGP has delivered to Crown copies of the following financial statements, all of which have been prepared in accordance with generally accepted accounting principles (except for the absence of footnotes and as otherwise disclosed therein) applied on a basis consistent with that of the preceding fiscal year.





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
         (i) Balance sheets as of December 31, 1994, prepared by LRGP, which balance sheets together with any notes to the respective balance sheets present fairly the financial condition and assets and liabilities of LRGP as of their respective dates.

         (ii) Income statement of LRGP for the fiscal year ended December 31, 1994, prepared by LRGP, which statement together with any notes to the respective statements of net income present fairly the results of operations of LRGP for the said periods.

         5.6 Changes in Financial Condition. (a) Since December 31, 1994 there has not been (i) any adverse change in the financial condition or in the operations, businesses or properties of LRGP; or (ii) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the operations, businesses or properties of LRGP.

         5.7 Litigation. There is no litigation, proceeding, governmental investigation or claim pending or threatened, against or related to LRGP, or its properties or business and not covered by insurance; and (b) LRGP is not in default with respect to any order, writ, injunction or decree of any court or federal, state, municipal or governmental department, commission, board, bureau, agency or instrumentality.

         5.8 Defaults. LRGP is not in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any debenture or note, or contained in any conditional sale or equipment trust agreement, or loan or other borrowing agreement to which LRGP is a party.

         5.9 Compliance with Laws. LRGP has complied with and is not in default under, or in violation of, any laws, ordinances, rules, regulations or orders (including, without limitation, any safety, health or trade laws, ordinances, rules, regulations or orders) applicable to the operations, businesses or properties of LRGP which materially and adversely affect or, so far as LRGP can now foresee, may in the future materially and adversely affect, the business, operations, prospects, properties, assets or condition, financial or otherwise, of LRGP.

         5.10 Disclosure. No representation or warranty by LRGP in this Agreement contains any untrue statement of material facts or omits to state any material facts necessary to make any statement herein not misleading.

         Section 6. Conduct of Business Pending Closing. A. Pending the Closing, Crown and the Company covenant in favor of LRGP as follows (which covenants may not be modified without the consent of LRGP):





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         6.1     Business in the Ordinary Course. Except for transactions
incurred in the ordinary course of business, the Company shall refrain from engaging in any transactions except with the concurrence of LRGP, which will not be unreasonably withheld.

         6.2 Accounting Changes. The Company will not make any change in its accounting procedures and practices from those in existence at January 31, 1995.

         6.3     Capitalization, Options and Dividends. The Company will not
(i) make any change in its Articles of Incorporation or By-Laws (except to the extent necessary to implement the provisions of this Agreement and the Shareholders Agreement attached as Exhibit C hereto), (ii) issue or reclassify or alter any shares of its outstanding or unissued capital stock, (iii) grant options, warrants or other rights of any kind to purchase, or agree to issue any shares of its capital stock, (iv) purchase, redeem or otherwise acquire for a consideration any shares of its capital stock, or (v) declare, pay, set aside or make any dividends or other distribution or payment in respect of its capital stock.

         6.4 Encumbrance of Assets. The Company will not mortgage, pledge or encumber any of its properties or assets, except to LRGP to secure Debt of the Company to LRGP.

         6.5 Employment Agreements. The Company will not enter into any employment agreements, will keep in effect its present salary administration program (including pension plans and other fringe benefits), and will not increase the compensation of any of its directors, officers or employees; nor shall the Company make any contribution to any profit-sharing or pension plan, deferred compensation or other employee benefit plan.

         6.6 Real Property Acquisition, Dispositions and Leases. The Company will not acquire or dispose of real estate or enter into leases of real estate or equipment, except for (a) the leases of the real property consisting of approximately 16 acres in Calcasieu Parish, Louisiana, for the site of the Calcasieu Casino (the "Site") as stated in Schedule 8.6 hereto, and (b) the purchase of real property in the area surrounding the Site for an aggregate purchase price not to exceed $2,500,000 on terms and conditions approved by LRGP.

         6.7 Litigation During Interim Period. The Company will promptly advise LRGP in writing of the commencement or threat against the Company of any suit, proceeding, or claim by any person.

         6.8 Inspection. LRGP and its officers, attorneys, accountants and representatives shall be permitted to examine the property, books and records of Crown (as they relate to the Company) and the Company, and such officers, attorneys, accountants





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
and representatives shall be afforded access to such property, books and records and Crown and the Company will upon reasonable request furnish LRGP with any information reasonably required in respect to Crown and the Company's property, assets and business and will provide LRGP with copies of any contract, document or instrument listed in any Schedule hereto. No such examination, however, shall constitute a waiver or relinquishment on the part of LRGP of its right to rely upon the covenants, representations and warranties made by Crown and the Company herein.

         6.9 Good Will. The Company will use its best efforts to preserve the good will of suppliers and others having business relations with it.

         6.10 Insurance. The Company will not cause or permit any of its current insurance contracts to be cancelled or terminated or any coverage thereunder to lapse unless, simultaneously therewith, replacement policies providing equal or greater coverage for substantially the same premiums are in effect.

         6.11 Closing. Crown and the Company will each use all reasonable efforts to bring about the satisfaction of the conditions of Closing specified in Section 8 hereof as they relate to such party.

         6.12 No Breach. The Company and Crown will not commit or omit to do any act which act or omission would cause a breach of any agreement, contract or commitment or which would have a material adverse effect on the Company's financial condition, results of operations, business or prospects.

         6.13 No Violation. The Company and Crown will not violate any law, statute, rule, governmental regulation or order, which violation would have a material adverse effect on the Company's financial condition, results of operations, business or prospects.

         B. Pending the Closing, LRGP covenants and agrees that it will use all reasonable efforts to bring about the conditions of Closing specified in Section 9 hereof as they relate to LRGP.

         C. From and after the effective date hereof, LRGP or an affiliate thereof shall provide loans (the "Loans") to the Company for all expenses and development costs (in amounts to be agreed upon by LRGP and Crown) related to the Calcasieu Casino accrued or incurred by the Company since February 8, 1995, including, but not limited to, the sum of $4,000,000 to buy out the Management Agreement between the Company and Century Casinos, Inc., and the payment of interest on the loan evidenced by the Nomura Loan Documents (the "Nomura Loan") from and after February 8, 1995. In addition, LRGP may, in its discretion, and with Crown's consent, make advances ("Crown Advances") on the Loans to enable St. Charles to pay interest on the Nomura Loan accrued prior to February 8,

1995 and unpaid on February 8, 1995 plus any other obligations of St. Charles or Crown to others. LRGP shall be repaid from Crown the total amount of all Crown Advances immediately prior to the Closing. The maximum amount of all such Loans shall not exceed $45,000,000 in the aggregate. The Loans shall be represented by a note or notes of the Company bearing interest at 11.5% per annum and shall be repaid by the Company in four (4) equal quarterly installments of principal and interest beginning three (3) months after the Closing Date (or as otherwise agreed by the parties), and shall be guaranteed by Crown until the Closing and, if the Closing does not occur, until repayment in full notwithstanding any termination of this Agreement pursuant to Section 21(a) or otherwise. If the Closing occurs, the guarantee of Crown shall be released immediately and effective as of the Closing.

         In the event that on or after the Closing Date LRGP guaranties any debt of the Company and/or the Company refinances its existing indebtedness to and/or borrows new monies from Nomura Holding America, Inc. (the "Nomura Loan") on terms where (i) LRGP is either a co-issuer with the Company on the Nomura Loan or a guarantor of the Nomura Loan, and/or (ii) LRGP becomes a co-borrower or guarantor of additional or other indebtedness of the Company to a third party lender, the Company hereby agrees to reimburse LRGP immediately on demand and indemnify LRGP against any amount which LRGP may hereafter pay to Nomura on the Nomura Loan or such third party lender on such other loan(s). This reimbursement obligation shall be absolute and unconditional irrespective of any counterclaim or defense to payment which the Company may have against Nomura or such third party lender. The Company agrees to execute any further instrument as LRGP shall reasonably require to evidence said reimbursement and indemnity obligation.

         LRGP shall use its best efforts to obtain third party financing for the Company on terms satisfactory to Crown, the Company and LRGP, but without the requirement for (i) Crown to grant a security interest in the 18.6 acres of land owned by a subsidiary of Crown located in Las Vegas, Nevada and other Crown assets, (ii) Crown to guarantee such financing and, (iii) Crown and LRGP to grant a security interest in the Company Stock; provided, however, that if such third party lender requires the pledge of the Company Stock as a first priority security interest for such financing, Crown and LRGP agree to do so and Crown further agrees to subordinate its security interest in the LRGP Stock to the first priority security interest in favor of such third party lender.

         In the event that on or after the Closing Date, LRGP or its designated affiliate [including Casino America Inc. ("CSNO")] obtains funds from the issuance of equity or debt securities or commercial loan proceeds or from other sources to refinance the indebtedness of the Company to Nomura, other third party lenders, and LRGP and to otherwise develop the Calcasieu Casino, LRGP and/or such affiliate shall make loans to the Company and the Company agrees that the loans shall bear interest at the cost of such funds to LRGP and/or such affiliate (including offering costs) to the extent that the loaned funds are derived solely from debt securities or a commercially reasonable rate to the extent that the loan funds are derived solely from equity securities or in part from equity and debt securities, shall be secured by substantially all assets, and if required by an unrelated third party stock of the Company, and shall otherwise be on terms commercially reasonable terms satisfactory to the Company, Crown, LRGP and CSNO.

         In the event that Crown is required to subordinate the Purchase Money Note to certain indebtedness (the "Hibernia Loan") of LRGP to Hibernia National Bank ("Hibernia") in order for LRGP to obtain funds to loan to the Company, LRGP agrees (i) not to accept advances on the Hibernia Loan unless such advances are immediately re-loaned to the Company, (ii) to make all principal and interest payments on the Hibernia Loan promptly when due (irrespective of LRGP's ability to simultaneously obtain repayment thereof from the Company) and
(iii) to repay the Hibernia Loan in full not later than the repayment in full of the indebtedness of the Company to Nomura.

         Section 7. Liability and Indemnification . (a) Crown shall defend, indemnify and hold harmless LRGP against and in respect of any and all liability, damage, loss, deficiency, cost and expenses arising out of or otherwise in respect of (i) any misrepresentation, breach of warranty (or claims which would constitute a breach of warranty if true) or non-fulfillment of any agreement or covenant contained in this Agreement, certificate or other instrument furnished by Crown or the Company, (ii) the costs and expenses incurred after the Closing Date, including attorneys fees, judgments, fines and amounts paid in settlements of all actions, suits or proceedings, whether civil, criminal, administrative or investigative, involving the Company which relate to acts or omissions occurring prior to the date hereof, and (iii) any and all actions, suits, proceedings, audits, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing or the enforcement of this Section, but only to the extent that any such liability, damage, loss, deficiency, cost or expense exceeds $5,000 individually and $25,000 in the aggregate, provided, however, such limitation shall not apply to a breach of Section 4.4(b).

         (b) LRGP shall defend, indemnify and hold harmless Crown against and in respect of any and all liability, damage, loss, deficiency, cost and expenses arising out of or otherwise in respect of (i) any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant contained in this Agreement, certificate or other instrument furnished by LRGP, and (ii) any and all actions, suits, proceedings, audits, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing or the enforcement of this Section.

         Section 8. Conditions Precedent to LRGP's Obligations. All obligations of LRGP under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions;

         8.1 Representations and Warranties. Crown's and the Company's representations and warranties contained in this Agreement, certificates or other instrument delivered pursuant to the provisions hereof shall be true and correct as of the effective date of this Agreement and as of the Closing Date (except those made as of a specific date) as though such representations and warranties were made at and as of such time, and Crown and the Company shall have delivered to LRGP a certificate dated the Closing Date and signed by them to such effect.

         8.2 Compliance with Agreements. Crown and the Company shall have performed or complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing, and Crown and the Company shall have delivered to LRGP a certificate dated the Closing Date and signed by them to such effect.

         8.3 Opinion of Counsel. Crown and the Company shall have delivered to LRGP an opinion of their counsel, dated the Closing Date, substantially in the form of Exhibit E hereto.

         8.4 Debt to and From Parent. Any Debt of the Company to Crown existing on the date of this Agreement or at Closing which shall not have been repaid shall have been converted to shareholders equity by increasing paid-in capital. Any debt of the Company to Crown incurred after February 8, 1995 shall be repaid immediately prior to Closing. Any Debt of Crown to the Company existing at Closing shall be repaid in full immediately prior to the Closing.

         8.5 Environmental Reports. Prior to executing the leases described in Section 8.6 hereof, LRGP shall have received, reviewed and approved Phase I (or Phase II or Phase III if deemed necessary by LRGP) environmental engineering reports on the property subject to said proposed leases.

         8.6 Leases. The Company and landlord(s) shall have executed leases and recorded memorandums of leases of the Site pursuant to the options to lease described in Schedule 8.6 hereto.

         8.7 Regulatory Approvals. The Company, Crown and LRGP shall have received all necessary approvals of governmental authorities to consummate the transactions contemplated by this Agreement.

         8.8 Hart-Scott-Rodino Filing. Crown and LRGP (and any other required parties) shall have made any filings with the Federal Trade Commission required by the Hart-Scott-Rodino Antitrust

Improvements Act of 1976, and shall not have received any timely objection to the consummation of the transactions contemplated by this Agreement.

         8.9 Litigation. There shall not have been filed, or to the knowledge of Crown or the Company, threatened, any action, suit, proceeding or claim by any person, which if successful would have a material adverse effect on the business of the Company or the transactions contemplated by this Agreement. No action or proceeding shall have been threatened or instituted before a court or other governmental body by any person, governmental agency or public authority to restrain or prohibit the transactions contemplated by this Agreement or to obtain damages or other material relief in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby. In addition, no governmental agency shall have given notice to the effect that consummation of the transactions contemplated by this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the transactions contemplated hereby.

         8.10 Satisfactory Proceedings. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents referred to in this Section 8 or incident to any such transactions shall be reasonably satisfactory in form and substance to LRGP and its counsel. Crown and the Company shall furnish to LRGP and its counsel such supporting documentation and evidence of the satisfaction of any or all of the conditions precedent specified in this Section 8 as LRGP or its counsel may reasonably request.

         8.11 Financing Consent. Crown and the Company shall have obtained the consent of Nomura Holding America, Inc. to all of the transactions contemplated by this Agreement.

         8.12 Delivery of Company Stock. Crown shall have delivered the LRGP Stock to LRGP, free and clear of any liens, encumbrances, rights, equities, security interests and other adverse claims whatsoever, except for the security interest in favor of Crown to secure the Purchase Money Note.

         Section 9. Conditions Precedent to Crown's Obligations. All obligations of Crown under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

         9.1 Representations and Warranties. The representations and warranties of LRGP contained in this Agreement or in any certificate or other instrument delivered pursuant to the provisions hereof shall be true and correct as of the effective date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of such time, and LRGP shall have delivered to Crown a certificate dated the Closing Date and signed by it to such effect.

         9.2 Compliance with Agreements. LRGP shall have performed or complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, and LRGP shall have delivered to Crown a certificate dated the Closing Date and signed by it to such effect.

         9.3 Opinion of Counsel. LRGP shall have delivered to Crown an opinion of LRGP's counsel, dated the Closing Date, substantially in the form of Exhibit F hereto.

         9.4 Regulatory Approvals. The Company, LRGP and Crown shall have received all applicable approvals of governmental authorities to consummate the transactions contemplated by this Agreement.

         9.5 Hart-Scott-Rodino Filing. Crown and LRGP (and any other required parties) shall have made any filings with the Federal Trade Commission required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and not have received any timely objection to the consummation of the transactions contemplated by this Agreement.

         9.6 No Action. No action or proceeding shall have been threatened or instituted before a court or other governmental body by any person, governmental agency or public authority to restrain or prohibit the transactions contemplated by this Agreement or to obtain damages or other material relief in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby. In addition, no governmental agency shall have given notice to the effect that consummation of the transactions contemplated by this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the transactions contemplated hereby.

         9.7 Satisfactory Proceedings. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents referred to in this Section 9 or incident to any such transactions shall be reasonably satisfactory in form and substance to Crown and its counsel. LRGP shall furnish to Crown and its counsel such supporting documentation and evidence of the satisfaction of any or all of the conditions precedent specified in this
Section 9 as Crown or its counsel may reasonably request.

         9.8 Loans. LRGP or an affiliate shall have provided, or caused to be provided by a third party lender, the Loans to the Company as contemplated by Section 6.C. hereof, and the Company shall have entered into a loan agreement acceptable to LRGP and

Crown with a third party lender providing for loans in an amount not to exceed $45,000,000, unless otherwise agreed by the parties, to be used in the manner set forth in Section 6.C. hereof, or, alternatively, the Company and LRGP shall have entered into a loan agreement acceptable to Crown and LRGP whereby LRGP shall loan such funds up to the maximum amount referred to above in accordance with the terms of Section 6.C. hereof.

         Section 10. Broker and Finder's Fees. Crown and the Company represent and warrant to LRGP that they have not engaged or dealt with any person who may be entitled to any broker fee or commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby. LRGP represents and warrants to Crown that it has not engaged or dealt with any broker or other person who may be entitled to any brokerage fee or commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby. Each of the parties hereto shall indemnify and hold the others harmless against any and all claims, losses, liabilities or expenses which may be asserted against such other parties as a result of such first mentioned party's dealings, arrangements or agreements with any such broker or person. Notwithstanding the foregoing, with the written approval of Crown and LRGP which may be given or withheld in each such party's sole and absolute discretion, the Company may pay a finders fee to Sid Goldstein and/or Mike Profit in connection with the transactions contemplated by this Agreement.

         Section 11. Expenses. Crown and LRGP shall each bear their own expenses in connection with the Agreement and the transactions contemplated thereby. Unless otherwise agreed by LRGP, Crown shall also bear the expenses of the Company in connection with this Agreement and the transactions contemplated hereby.

         Section 12. Announcements. LRGP and Crown will consult and cooperate with each other as to the timing and content of any announcements of the transactions contemplated hereby to the general public or to employees, customers or suppliers. Except as otherwise required by applicable law, neither party without the consent of the other, will issue any press release concerning the transactions contemplated by this Agreement, it being the intent of the parties that any press releases will be issued simultaneously and the contents thereof will be approved by all parties.

         Section 13. Further Actions and Assurances. LRGP and Crown will execute and deliver any and all documents, and will cause any and all other action to be taken, either before or after Closing, which may be necessary or proper to effect or evidence the provisions of this Agreement and the transactions contemplated hereby.

         Section 14. Purchase Money Note Restructure. Notwithstanding any of the foregoing, in the event that the Company (with the consent of both Crown and LRGP) enters into one or more financing arrangements with persons unaffiliated with Crown or LRGP, the terms of the Purchase Money Note (including interest rate and repayment terms) and/or the collateral arrangements shall be adjusted so as to comply with any affirmative or negative covenants (including limitations on distributions) imposed by such third party lender on the Company; in such event, the Purchase Money Note shall be amended to reflect such required adjustments.

         Section 15. Counterparts. This Agreement may be executed in several counterparts each of which is an original. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         Section 16. Contents of Agreement; Parties in Interest, Etc. This Agreement sets forth the entire understanding of the parties. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all representations, warranties, covenants, terms, conditions and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and assigns of Crown, the Company and LRGP.

         Section 17. Governing Law. This Agreement is being delivered and is intended to be performed in the State of Louisiana and shall be construed and enforced in accordance with the laws thereof.

         Section 18. Section Headings and Gender. The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof. The use of the masculine pronoun herein when referring to any party has been for convenience only and shall be deemed to refer to the particular party intended regardless of the actual gender of such party.

         Section 19. Schedules and Exhibits. All Schedules and Exhibits referred to in this Agreement are intended to be and are hereby specifically made a part of this Agreement.

         Section 20. Notices. Any notice or demand which, by provision of this Agreement, is required or permitted to be given or served by LRGP to or on Crown and the Company shall be deemed to have been sufficiently given and served for all purposes (if mailed) three calendar days after being deposited, postage prepaid, in the United States Mail, registered or certified mail, or (if delivered by express courier) one Business Day after being delivered to such courier, or (if delivered in person) the same day as delivery, in each case addressed (until another address or addresses is given in writing by Crown to LRGP) as follows:

                                   Crown Casino Corporation
                                   2415 West Northwest Highway, Suite 103
                                   Dallas, Texas 75220

                                   Attention:       Mr. Mark D. Slusser
                                                    Vice President - Finance

                                   St. Charles Gaming Company, Inc.
                                   c/o Crown Casino Corporation
                                   2415 West Northwest Highway, Suite 103
                                   Dallas, Texas 75220

                                   Attention:       Mr. Mark D. Slusser
                                                    Vice President - Finance

                                   with a copy to:

                                   T. J. Falgout, III, Esq.
                                   Stumpf & Falgout
                                   1400 Post Oak Boulevard, Suite 400
                                   Houston, Texas 77056

         Any notice or demand which, by any provision of this Agreement, is required or permitted to be given or served by Crown to or on LRGP shall be deemed to have been sufficiently given and served for all purposes (if mailed) three calendar days after being deposited, postage prepaid, in the United States Mail, registered or certified mail, or (if delivered by express courier) one Business Day after being delivered to such courier, or (if delivered in person) the same day as delivery, in each case addressed (until another address or addresses are given in writing by LRGP to Crown) as follows:

                                   Louisiana Riverboat Gaming Partnership
                                   c/o Louisiana River Site Development, Inc.
                                   The Edward J. DeBartolo Corporation
                                   7620 Market Street
                                   Youngstown, Ohio 44513-3287

                                   Attention:       Mr. Gerald Wiemann
                                                    Vice President

                                   Louisiana Riverboat Gaming Partnership
                                   c/o CSNO, Inc.
                                   Casino America, Inc.
                                   711 Washington Loop
                                   Biloxi, Mississippi 39530

                                   Attention:       Mr. James E. Ernst
                                                    Chief Executive Officer

                                   with copies to:

                                   Mr. Arthur Wolfcale
                                   Vice President and Secretary
                                   Edward J. DeBartolo Corporation
                                   7620 Market Street
                                   Youngstown, Ohio 44512-6085

                                                    and

                                   Allan B. Solomon, Esq.
                                   Chairman of the Executive Committee
                                   Casino America, Inc.
                                   2200 Corporate Blvd., N.W., Suite 310
                                   Boca Raton, Florida 33431

         Section 21. Termination. (a) This Agreement may be terminated at any time prior to the Closing (i) by consent of Crown, the Company and LRGP; (ii) by LRGP if any of the conditions described in Section 8 hereof have not been met as of the proposed Closing Date and have not been waived by LRGP; (iii) by Crown if any of the conditions described in Section 9 hereof have not been met as of the proposed Closing Date and have not been waived by Crown; or (iv) by any party if the Closing has not occurred by May 31, 1995. Any termination pursuant to this Section 21 shall be effective immediately upon the giving of notice by the terminating party to the other party. In the event of termination pursuant to this Section 21(a), this Agreement shall become null and void and no party shall have any obligations to any other party.

         (b) If this Agreement is terminated as a result of the breach by Crown or the Company of its obligations hereunder, LRGP shall be entitled to the return of the $100,000 deposit made prior to the execution of this Agreement. Such right shall be in addition to any and all other rights and remedies which would be available to LRGP at law or in equity.

         Section 22. Exclusivity. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 21 hereof, Crown and the Company will not solicit or encourage inquiries or proposals with respect to, or furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition of the Calcasieu Casino, or any of the Company Stock or any other matters contemplated by this Agreement, and Crown and the Company shall instruct their officers, directors, agents and affiliates to refrain from doing so. Crown and the Company will notify LRGP immediately if any such serious inquiries or proposals are received by Crown or the Company, or if any such information is requested from Crown of the Company, or any such negotiations are sought to be initiated with Crown or the Company, and any response thereto shall be approved in advance by LRGP.

         Section 23. No Waiver. The failure by any party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provisions hereof.

         Section 24. Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing for a period of five (5) years thereafter except that the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4 and 4.1 shall survive for the maximum period permitted by applicable law.

         IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.


                                 CROWN CASINO CORPORATION

                                 By:      /s/ Mark D. Slusser
                                          --------------------------------------
                                          Name: Mark D. Slusser
                                          Title: Vice President

                                 ST. CHARLES GAMING COMPANY, INC.

                                 By:      /s/ Mark D. Slusser
                                          --------------------------------------
                                          Name: Mark D. Slusser
                                          Title: Vice President


                                 LOUISIANA RIVERBOAT GAMING PARTNERSHIP,
                                 a Louisiana general partnership

                                 By:      LOUISIANA RIVER SITE DEVELOPMENT,
                                          INC., General Partner, a wholly-owned
                                          subsidiary of Louisiana Downs, Inc.


                                          By:     /s/ Gerald Wiemann
                                                  ------------------------------
                                                  Name: Gerald Wiemann
                                                  Title: Vice President,
                                                         Secretary and
                                                         Treasurer


                                 By:      CSNO, INC., General Partner, a
                                          wholly-owned subsidiary of Casino
                                          America, Inc.


                                          By:     /s/ Allan B. Solomon
                                                  ------------------------------
                                                  Name: Allan B. Solomon
                                                  Title: Secretary and Treasurer